For immediate release

Contact:
John Fuller, Chief Financial Officer
760-929-8226

RUBIO’S® ANNOUNCES FOURTH QUARTER AND YEAR-END REVENUES AND INTENT TO ADJUST HISTORICAL FINANCIAL STATEMENTS

CARLSBAD, California-January 19, 2005—Rubio’s® Restaurants, Inc. (Nasdaq: RUBO) today announced that revenues for the fourth quarter and year ended December 26, 2004 rose 7.1% (to $32.7 million) and 9.9% (to $137.4 million), respectively. Comparable store sales for the same periods increased 3.2% and 4.3% respectively, and the fourth quarter marked the 13th consecutive quarter of positive comparable sales growth. Average unit volumes for the trailing four quarters increased to $942,000. “We are pleased to report the 4.3% increase in full-year comps, the best since 1999 (the year Rubio’s became a publicly traded company),” said Sheri Miksa, President and Chief Executive Officer. “We look forward to communicating our 2005 expansion plans by the end of January, consistent with our previous commitment.”

The company also announced that it would restate certain of its prior financial statements for changes in its accounting practices for leases and leasehold improvements. The adjustments in its restated financial statements will reflect material increases in its depreciation and amortization charges and/or rent expense for the applicable periods. These adjustments will have no impact on revenues, comparable store sales or cash balances. Although the company's prior accounting practices for leases and leasehold improvements were consistent with industry practices at the time the prior financial statements were reported on by its independent accountants, recent filings by several other restaurant companies and communication with its current and former independent accountants have caused the company to re-evaluate its current accounting practices in this area.

The company is working diligently with its current and former independent accountants to complete its review of this matter and quantify the impact on each of the prior periods affected. Once the company's review is completed, and the accounting firms have concurred with the company's interpretation of the applicable accounting principles, the company expects to restate its financial statements for the last three fiscal years and each of the reported fiscal quarters in 2004. Accordingly, investors are cautioned not to rely on the company’s historical financial statements for the periods noted.

The company's restatement of its financial statements is not the result of any fraud or misconduct on the part of any officer, director or employee of the company.

The company is filing a Form 8-K with the SEC reporting this matter under Item 4.02. As soon as restated financial statements are available, the company will amend its Form 8-K, as required, and file the restated financial statements with the SEC on the appropriate form.

About Rubio's® Restaurants, Inc.

Rubio's Fresh Mexican GrillSM (NASDAQ:RUBO) is the creator of the Affordable Fast Casual Fresh Mexican Grill segment. Fresh, flavorful, bold, distinctive Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill.  Rubio's® success was built on the World Famous Fish TacoSM and has grown to include a variety of

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craveable, grilled foods featuring lobster, mahi-mahi, shrimp, all white meat chicken,and lean carne asada (steak), slow-roasted carnitas (pork), fresh-made guacamole, and our famous salsas. The Fresh & Affordable MenuSM includes Street TacosSM, burritos, salads and bowls, tacos, quesadillas, low-fat, HealthMex® products with less than 20% of calories from fat, low-carb salads along with Mexican and domestic beer in most locations.  Each restaurant design is reminiscent of Baja, Mexico's relaxed, warm and inviting atmosphere. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 150 restaurants in California, Arizona, Oregon, Colorado, Utah and Nevada. More information can be found at www.rubios.com.

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